Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

(Form Type)

CAPTIVISION INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Secondary Offering

Fees to Be Paid	Equity	Ordinary Shares, par value $0.0001 per share	457(c)	4,393,599(2)	$1.76(3)	$7,732,734.24	0.00015310	$1,183.88

Fees to Be Paid	Equity	Ordinary Shares, par value $0.0001 per share	457(c)	545,000(4)	$1.76(3)	$959,200.00	0.00015310	$146.85

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts				—	$8,691,934.24	—	$1,330.73

	Total Fees Previously Paid				—	—	—	—

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	$8,691,934.24	—	$1,330.73

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents 4,393,599 Ordinary Shares that are hereby registered for sale by the selling securityholders named in this registration statement.
(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high ($1.83) and low ($1.69) prices of the registrant’s Ordinary Shares as reported on the Nasdaq Stock Market LLC on October 16, 2024.

(4)

Represents (i) up to 295,000 Ordinary Shares issuable to certain service providers upon conversion of $295,000 of amounts owed to such service providers, pursuant to agreements entered into by and among a number of service providers, the registrant, Captivision Korea, Inc. (“Captivision Korea”) and Jaguar Global Growth Corporation I and (ii) up to 250,000 Ordinary Shares issuable to Houng Ki Kim (“Kim”) pursuant to his consulting agreement with Captivision Korea, dated September 30, 2024 and that are hereby registered for sale by such service providers named in this registration statement and Kim.